As filed with the Securities and Exchange Commission on ____________, 1999

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          FRENCH FRAGRANCES, INC.
          (Exact name of registrant as specified in its charter)

                Florida                                59-0914138
    (State or other jurisdiction of    (I.R.S. Employer Identification Number)
     incorporation or organization)

                          14100 N.W. 60th Avenue
                        Miami Lakes, Florida 33014
                 (Address of Principal Executive Offices)

                          1995 Stock Option Plan
                 Non-Employee Director Stock Option Plan
                        (Full title of the plans)

                        Oscar E. Marina, Esquire
              Vice President, General Counsel and Secretary
                         French Fragrances, Inc.
                         14100 N.W. 60th Avenue
                       Miami Lakes, Florida 33014
                 (Name and address of agent for service)

                             (305) 818-8114
      (Telephone number, including area code, of agent for service)

                               CALCULATION OF REGISTRATION FEE
=============================================================================================
                                                                 PROPOSED
                                                 PROPOSED        MAXIMUM
                                    AMOUNT       MAXIMUM         AGGREGATE     AMOUNT OF
      TITLE OF EACH CLASS           TO BE        OFFERING PRICE  OFFERING      REGISTRATION
OF SECURITIES TO BE REGISTERED      REGISTERED   PER SHARE<F2>   PRICE<F2>     FEE
Common Stock, par value $.01 per    1,922,960
 share . . . . . . . . . . . . .    shares<F1>   $6.85155        $13,175,257   $3,663.00
=============================================================================================

<F1>  Includes (a) 1,722,960 shares of Common Stock, par value $.01 per share ("Common Stock"), of French Fragrances, Inc. (the "Company") issuable upon the exercise of options granted or which may be granted under the 1995 Stock Option Plan (the "1995 Plan"), and (b)
      200,000 shares of Common Stock issuable upon the exercise of options granted or which may be granted under the Non-Employee Director Stock Option Plan (the "Non-Employee Director
      Plan").  Because 477,040 shares of Common Stock issuable under the 1995 Plan already have been registered by the Company pursuant to Registration Statement No. 33-98796, only the remaining 1,722,960 shares of Common Stock available for issuance under the Plan are being registered hereunder.

<F2>  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c)
      under the Securities Act of 1933 (the "Securities Act").  The registration fee has been calculated based on the average of the high and low sales prices reported by the Nasdaq
      National Market on July 6, 1999.  Pursuant to Rule 416(a) under the Securities Act, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the stock options granted under the 1995 Plan and the
      Non-Employee Director Plan.

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents have been filed by the Registrant with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") (Commission File No. 1-6370) and are hereby incorporated herein by this reference:

     (1) the Annual Report on Form 10-K for the fiscal year ended January 31, 1999;

     (2) the Proxy Statement dated May 17, 1999, relating to the 1999 Annual Meeting of Shareholders;

     (3)  the Quarterly Report on Form 10-Q for the quarter ended April 30,
1999;

     (4) the Current Report on Form 8-K filed on February 4, 1999, and an amendment thereto filed on April 6, 1999, and the Current Report on Form 8-K filed on May 19, 1999; and

     (5) the description of the Common Stock which is contained under the caption "Description of the Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A, filed with the SEC on September 4, 1997, as amended by the Amendment to Registration on Form 8-A, filed with the SEC on September 30, 1997, and including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     The validity of the shares offered hereby is being passed upon on the Company's behalf by Oscar E. Marina, Esq., the Company's Vice President, General Counsel and Secretary. Mr. Marina owns 3,300 shares of Common Stock and 3,222 shares of Series C Convertible Preferred Stock, par value $.01 per share ("Series C Preferred"), and has been granted stock options to purchase an additional 50,000 shares of Common Stock. The Company also pays Mr. Marina a salary and typically a bonus and provides him with certain employee benefits which are made available to all of the Company's full-time employees. Neither Mr. Marina's compensation or grants of Series C Preferred or stock options have been made or will be made contingent on the successful registration or offering of the shares that are the subject to this registration statement.

Item 6.   Indemnification of Directors and Officers.

     The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in such statute. The Company's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a director or officer of the Company, or serves or served in such capacity with any other enterprise at the request of the Company, against all fines, liabilities, settlements, costs and expenses asserted against or incurred by such person in his capacity or arising out of his status as such officer or director. The Company may also indemnify employees or agents of the Company if the Company's Board of Directors so approves.
This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

     The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors not parties to the proceeding, (ii) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full Board if a quorum or committee cannot be obtained), or (iii) the affirmative vote of the majority of a quorum consisting of the corporation's shareholders who were not parties to the proceeding.

     The FBCA further provides that a corporation may make any other or further indemnity by resolution, by-law, agreement, vote of shareholders or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

     At present, there is no pending litigation or other proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Company maintains directors' and officers' liability insurance for its directors and officers.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     See "Exhibit Index" on page II-7 below.

Item 9.   Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs 1(i) and 1(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, State of Florida on July 7, 1999.

                                          FRENCH FRAGRANCES, INC.

                                          By: /s/ E. Scott Beattie
                                              ---------------------------
                                              E. Scott Beattie
                                              President, Chief Executive
                                              Officer and Director

                        POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints E. Scott Beattie and Oscar E. Marina, or any one of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


/s/ E. Scott Beattie       President, Chief Executive Officer    July 7, 1999
-----------------------    and Director
E. Scott Beattie           (Principal Executive Officer)

/s/ William J. Mueller     Vice President, Chief Financial       July 7, 1999
-----------------------    Officer and Treasurer
William J. Mueller         (Principal Financial and Accounting
                           Officer)

/s/ Rafael Kravec          Chairman of the Board                 July 7, 1999
-----------------------
Rafael Kravec


/s/ J. W. Nevil Thomas     Director                              July 7, 1999
-----------------------
J. W. Nevil Thomas


/s/ Richard C.W. Mauran    Director                              July 7, 1999
-----------------------
Richard C.W. Mauran


/s/ Fred Berens            Director                              July 7, 1999
-----------------------
Fred Berens


/s/ George Dooley          Director                              July 7, 1999
-----------------------
George Dooley

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
                          EXHIBIT INDEX
Exhibit                                                            Sequential
Number                      Description                             Page No.
-------                     -----------                             --------
4.1     Amended and Restated Articles of Incorporation of the
        Company dated March 6, 1996 (incorporated herein by reference to Exhibit 3.1 filed as a part of the Company's
        Form 10-K for the fiscal year ended January 31, 1996
        (Commission File No. 1-6370)).

4.2     Amendment dated September 19, 1996 to the Amended and
        Restated Articles of Incorporation of the Company
        (incorporated herein by reference to Exhibit 4.4 filed as part of the Company's Form 10-Q for the quarter ended
        October 31, 1996 (Commission File No. 1-6370)).

4.3 By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 filed as a part of the Company's Form 10-K for the fiscal year ended January 31, 1996 (Commission File No. 1-6370)).

4.4 Indenture, dated as of May 13, 1997, between the Company and HSBC Bank USA (formerly Marine Midland Bank), as trustee (incorporated herein by reference to Exhibit 4.1 filed as a part of the Company's Form 8-K dated May 13, 1997
        (Commission File No. 1-6370)).

4.5 Indenture, dated as of April 27, 1998, between the Company and HSBC Bank USA (Marine Midland Bank), as trustee
        (incorporated herein by reference to Exhibit 4.1 filed as a part of the Company's Form 8-K dated April 27, 1998
        (Commission File No. 1-6370)).

4.6 Credit Agreement, dated as of May 13, 1997, between the Company and Fleet National Bank (incorporated herein by reference to Exhibit 4.3 filed as a part of the Company's Form 8-K dated May 13, 1997 (Commission File No. 1-6370)).

4.7 First Amendment to Credit Agreement and Other Transaction Documents, dated as of December 31, 1997, between the Company and Fleet National Bank (incorporated herein by reference to Exhibit 4.3 filed as a part of the Company's Form 10-K for the fiscal year ended January 31, 1998 (Commission File No. 1-6370)).

4.8 Letter Agreement dated as of March 23, 1998, between the Company and Fleet National Bank (incorporated herein by reference to Exhibit 4.4 filed as a part of the Company's Form 10-K for the fiscal year ended January 31, 1998 (Commission File No. 1-6370)).

4.9 Second Amendment to Credit Agreement and Other Transaction Documents dated as of November 13, 1998, between the Company and Fleet National Bank (incorporated herein by reference to Exhibit 4.6 filed as a part of the Company's Form 10-Q for the quarter ended October 31, 1998 (Commission File No. 1-6370)).

                          EXHIBIT INDEX
Exhibit                                                            Sequential
Number                      Description                             Page No.
-------                     -----------                             --------
4.10    Third Amendment to Credit Agreement and Other Transaction
        Documents dated as of May 17, 1999, between the Company and Fleet National Bank (incorporated herein by reference to Exhibit 4.7 filed as part of the Company's Form 10-Q for the quarter ended April 30, 1999 (Commission File No. 1-6370)).

4.11    Non-Employee Director Stock Option Plan.

4.12    1995 Stock Option Plan.

5.1     Opinion of Oscar E. Marina, Esq.

23.1 Consent of Oscar E. Marina, Esq. (contained in his opinion filed as Exhibit 5.1 hereto).

23.2    Consent of Deloitte & Touche LLP.

24.1    Power of Attorney (contained on signature page).

                               II-8

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